Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 January 22, 2024
www.zionsbancorporation.com
Fourth Quarter 2023 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 4Q23 Net Earnings of $116 million, diluted EPS of $0.78 compared with 4Q22 Net Earnings of $277 million, diluted EPS of $1.84, and 3Q23 Net Earnings of $168 million, diluted EPS of $1.13
FOURTH QUARTER RESULTS

$0.78	$116 million	2.91%	10.3%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

FOURTH QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $583 million, down 19%
	•	NIM was 2.91%, compared with 3.53%, and remained relatively flat compared with 2.93% in the third quarter of 2023

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $160 million, down 61%; adjusted PPNR² was $262 million, down 38%
	•	Customer-related noninterest income remained relatively stable at $150 million, compared with $153 million
	•	Noninterest expense was $581 million, up 23%, and included a $90 million FDIC special assessment accrual; adjusted noninterest expense² was $489 million, up 4%

Loans and Credit Quality	•	Loans and leases were $57.8 billion, up 4%
	•	The provision for credit losses was less than $1 million, compared with $43 million
	•	The allowance for credit losses was 1.26%, compared with 1.14% of loans and leases
	•	The annualized ratio of net loan and lease charge-offs to average loans was 0.06%, compared with (0.02)%
	•	Nonperforming assets[3] were $228 million, or 0.39%, compared with $149 million, or 0.27%, of loans and leases

Deposits and Borrowed Funds	•	Total deposits were $75.0 billion, up 5%
	•	Short-term borrowings, consisting primarily of secured borrowings, were $4.4 billion, compared with $10.4 billion

Capital	•	The estimated CET1 capital ratio was 10.3%, compared with 9.8%

Other Notable items	•	Credit valuation adjustment loss on client-related interest rate swaps of $9 million, or $0.05 per share

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Fourth quarter operating results reflect the Bank’s resiliency, with strong quarter-over-quarter customer deposit growth of $1.7 billion, loan growth of $0.9 billion, a stable net interest margin and continued strengthening of the Bank’s capital position. Operating expenses, excluding a one-time $90 million FDIC special assessment related to the bank failures in early 2023, continued to be well managed.”
Mr. Simmons continued, “We were particularly pleased with the strong credit quality of our loan portfolio, reflected in an annualized net charge-off ratio of 0.06%. While classified loans moderately increased during the quarter, the portfolio is characterized by strong collateral coverage that has mitigated loss exposure. We are poised for growth in the year ahead, as we expect that our business investments and focus on improved client profitability, combined with stable or lower short-term interest rates and continued moderate economic expansion in the western United States, should result in client acquisition and improvement in our financial results.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Adjusted PPNR	$262	$420	$1,171	$1,312
Net charge-offs (recoveries)	$9	$(3)	$36	$39
Efficiency ratio	65.1%	52.9%	62.9%	58.8%
Weighted average diluted shares	147.6	148.8	147.8	150.3
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior year period unless otherwise specified. The effective tax rate was 16.0% at December 31, 2023, compared with 20.9% at December 31, 2022, primarily as a result of changes in the reserve for uncertain tax positions.
2 For information on non-GAAP financial measures, see pages 16-18.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2

Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%

Interest and fees on loans	$848	$831	$656	$17	2%	$192	29%
Interest on money market investments	48	35	39	13	37	9	23
Interest on securities	144	144	140	—	—	4	3
Total interest income	1,040	1,010	835	30	3	205	25
Interest on deposits	395	366	38	29	8	357	NM
Interest on short- and long-term borrowings	62	59	77	3	5	(15)	(19)
Total interest expense	457	425	115	32	8	342	NM
Net interest income	$583	$585	$720	$(2)	—	$(137)	(19)
				bps		bps
Yield on interest-earning assets[1]	5.15%	5.02%	4.09%	13		106
Rate paid on total deposits and interest-bearing liabilities[1]	2.25%	2.10%	0.56%	15		169
Cost of total deposits[1]	2.06%	1.92%	0.20%	14		186
Net interest margin[1]	2.91%	2.93%	3.53%	(2)		(62)
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income decreased $137 million, or 19%, in the fourth quarter of 2023, relative to the prior year period, as higher earning asset yields were offset by higher funding costs. Net interest income was also impacted by a reduction in interest-earning assets and an increase in interest-bearing liabilities.
Average interest-earning assets decreased $1.0 billion, or 1%, from the prior year quarter, driven by declines of $3.0 billion and $0.5 billion in average securities and average money market investments, respectively. The decrease in average securities was primarily due to principal reductions. These decreases were partially offset by an increase of $2.5 billion in average loans and leases.
Average interest-bearing liabilities increased $9.9 billion, or 23%, from the prior year quarter, driven by an increase of $12.8 billion in average interest-bearing deposits, partially offset by a decrease of $2.9 billion in average borrowed funds.
The net interest margin was 2.91%, compared with 3.53%, and remained relatively flat compared with 2.93% in the third quarter of 2023. The yield on average interest-earning assets was 5.15% in the fourth quarter of 2023, an increase of 106 basis points, reflecting higher interest rates and a favorable mix change to higher yielding assets. The yield on average loans and leases increased 113 basis points to 5.94%, and the yield on average securities increased 42 basis points to 2.84%.
The cost of total deposits for the fourth quarter of 2023 was 2.06%, compared with 0.20%. The rate paid on total deposits and interest-bearing liabilities was 2.25%, compared with 0.56%, reflecting the higher interest rate environment. Average noninterest-bearing deposits as a percentage of total deposits decreased to 35%, compared with 51% during the same prior year period, as customers migrated to interest-bearing products in response to the higher interest rate environment.

ZIONS BANCORPORATION, N.A.
Press Release – Page 3

Noninterest Income
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%

Commercial account fees	$43	$43	$41	$—	—%	$2	5%
Card fees	26	26	27	—	—	(1)	(4)
Retail and business banking fees	17	17	16	—	—	1	6
Loan-related fees and income	16	23	19	(7)	(30)	(3)	(16)
Capital markets fees	19	18	22	1	6	(3)	(14)
Wealth management fees	14	15	14	(1)	(7)	—	—
Other customer-related fees	15	15	14	—	—	1	7
Customer-related noninterest income	150	157	153	(7)	(4)	(3)	(2)
Fair value and nonhedge derivative income (loss)	(9)	7	(4)	(16)	NM	(5)	NM
Dividends and other income	8	12	9	(4)	(33)	(1)	(11)
Securities gains (losses), net	(1)	4	(5)	(5)	NM	4	80
Total noninterest income	$148	$180	$153	$(32)	(18)	$(5)	(3)
Total customer-related noninterest income remained relatively stable at $150 million, compared with $153 million in the prior year quarter. An increase in commercial account analysis fees was offset by a decrease in capital market fees, driven largely by reduced swap and loan syndication fees, and a decrease in loan-related fees and income, primarily due to a decline in loan servicing income resulting from the sale of associated mortgage servicing rights in the third quarter of 2023.
Net securities losses decreased $4 million, primarily due to higher losses recorded during the prior year period in our SBIC investment portfolio. Fair value and nonhedge derivative loss increased $5 million, primarily due to a $9 million loss during the quarter related to a credit valuation adjustment (“CVA”) on client-related interest rate swaps.

Noninterest Expense
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%

Salaries and employee benefits	$301	$311	$304	$(10)	(3)%	$(3)	(1)%
Technology, telecom, and information processing	65	62	51	3	5	14	27
Occupancy and equipment, net	38	42	40	(4)	(10)	(2)	(5)
Professional and legal services	17	16	15	1	6	2	13
Marketing and business development	11	10	11	1	10	—	—
Deposit insurance and regulatory expense	109	20	14	89	NM	95	NM
Credit-related expense	7	6	8	1	17	(1)	(13)
Other	33	29	28	4	14	5	18
Total noninterest expense	$581	$496	$471	$85	17	$110	23
Adjusted noninterest expense [1]	$489	$493	$472	$(4)	(1)	$17	4
1 For information on non-GAAP financial measures, see pages 16-18.
Total noninterest expense increased $110 million, or 23%, relative to the prior year quarter. Deposit insurance and regulatory expense increased $95 million, driven largely by a $90 million accrual associated with the FDIC special assessment during the quarter.
Technology, telecom, and information processing expense increased $14 million, primarily due to increases in software amortization expenses associated with the replacement of our core loan and deposit banking system, as well as other related application software, license, and maintenance expenses.
The efficiency ratio was 65.1%, compared with 52.9%, primarily due to a decline in adjusted taxable-equivalent revenue. For information on non-GAAP financial measures, see pages 16-18.

ZIONS BANCORPORATION, N.A.
Press Release – Page 4

BALANCE SHEET ANALYSIS

Investment Securities
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%
Investment securities:
Held-to-maturity, at amortized cost	$10,382	$10,559	$11,126	$(177)	(2)%	$(744)	(7)%
Available-for-sale, at fair value	10,300	10,148	11,915	152	1	(1,615)	(14)
Trading account, at fair value	48	31	465	17	55	(417)	(90)
Total investment securities, net of allowance	$20,730	$20,738	$23,506	$(8)	—	$(2,776)	(12)
Total net investment securities decreased $2.8 billion, or 12%, to $20.7 billion at December 31, 2023, largely due to principal reductions. During the prior year period, we transferred approximately $10.7 billion fair value ($13.1 billion amortized cost) of mortgage-backed AFS securities to the HTM category. The transfer of these securities from AFS to HTM at fair value resulted in a discount to the amortized cost basis of the HTM securities equivalent to the $2.4 billion ($1.8 billion after tax) of unrealized losses in AOCI attributable to these securities. The amortization of the unrealized losses will offset the effect of the accretion of the discount created by the transfer. At December 31, 2023, the unamortized discount on the HTM securities totaled approximately $2.1 billion ($1.5 billion after tax).
The trading securities portfolio, comprised of municipal securities, totaled $48 million at December 31, 2023, compared with $465 million at December 31, 2022. The prior year quarter also included $395 million of customer sweeps into money market mutual funds. Beginning in the first quarter of 2023, sweep-related balances were presented in “Money market investments” on the consolidated balance sheet.
We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. We primarily own securities that can readily provide us cash and liquidity through secured borrowing agreements without the need to sell the securities. We also manage the duration of our investment securities portfolio to help balance the inherent interest rate mismatch between loans and deposits, and to protect the economic value of shareholders' equity. At December 31, 2023, the estimated duration of our securities portfolio decreased to 3.6 percent, compared with 4.2 percent at December 31, 2022, primarily due to the addition of fair value hedges of fixed-rate securities during the second quarter of 2023.

Loans and Leases
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%

Loans held for sale	$53	$41	$8	$12	29%	$45	NM
Loans and leases:
Commercial	$30,588	$30,208	$30,495	$380	1	$93	—%
Commercial real estate	13,371	13,140	12,739	231	2	632	5
Consumer	13,820	13,545	12,419	275	2	1,401	11
Loans and leases, net of unearned income and fees	57,779	56,893	55,653	886	2	2,126	4
Less allowance for loan losses	684	681	575	3	—	109	19
Loans and leases held for investment, net of allowance	$57,095	$56,212	$55,078	$883	2	$2,017	4
Unfunded lending commitments	$29,716	$30,442	$30,490	$(726)	(2)	$(774)	(3)
Loans and leases, net of unearned income and fees, increased $2.1 billion, or 4%, to $57.8 billion at December 31, 2023, relative to the prior year quarter. Consumer loans increased $1.4 billion from the prior year quarter, primarily in the 1-4 family residential and consumer construction loan portfolios, and commercial real estate loans increased $0.6 billion, primarily in the multi-family and industrial construction loan portfolios. Increased funding of construction

ZIONS BANCORPORATION, N.A.
Press Release – Page 5

lending commitments and a slower pace of loan payoffs contributed to growth in these portfolios. Unfunded lending commitments decreased $0.8 billion, or 3%, to $29.7 billion at December 31, 2023, primarily due to increased draws on existing commercial and consumer construction lending commitments.

Credit Quality
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%

Provision for credit losses	$—	$41	$43	$(41)	NM	$(43)	NM
Allowance for credit losses	729	738	636	(9)	(1)%	93	15%
Net loan and lease charge-offs (recoveries)	9	14	(3)	(5)	(36)	12	NM
Nonperforming assets[2]	228	219	149	9	4	79	53
Classified loans	825	769	929	56	7	(104)	(11)
	4Q23	3Q23	4Q22	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.26%	1.30%	1.14%	(4)		12
Annualized ratio of net loan and lease charge-offs to average loans	0.06%	0.10%	(0.02)%	(4)		8
Ratio of classified loans to total loans and leases	1.43%	1.35%	1.67%	8		(24)
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.40%	0.41%	0.28%	(1)		12
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
During the fourth quarter of 2023, we recorded a provision for credit losses of less than $1 million, compared with a $43 million provision during the prior year period. The allowance for credit losses (“ACL”) was $729 million at December 31, 2023, compared with $636 million at December 31, 2022. This year-over-year increase in the ACL was primarily due to deterioration in economic forecasts, and reflects incremental reserves for commercial real estate exposures. The ratio of ACL to total loans and leases was 1.26% at December 31, 2023, compared with 1.14% at December 31, 2022. Net loan and lease charge-offs totaled $9 million, compared with net recoveries of $3 million in the prior year quarter. Classified loans decreased $104 million, or 11%. Nonperforming assets increased $79 million, or 53%, primarily due to one commercial and industrial loan totaling $31 million, and two previously reported suburban office commercial real estate loans totaling $46 million.

Deposits and Borrowed Funds
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions)	4Q23	3Q23	4Q22	$	%	$	%

Noninterest-bearing demand	$26,244	$26,733	$35,777	$(489)	(2)%	$(9,533)	(27)%
Interest-bearing:
Savings and money market	38,663	37,026	33,474	1,637	4	5,189	16
Time	5,619	5,089	1,484	530	10	4,135	NM
Brokered	4,435	6,551	917	(2,116)	(32)	3,518	NM
Total interest-bearing	48,717	48,666	35,875	51	—	12,842	36
Total deposits	$74,961	$75,399	$71,652	$(438)	(1)	$3,309	5
Borrowed funds:
Federal funds purchased and other short-term borrowings	$4,379	$4,346	$10,417	$33	1	$(6,038)	(58)
Long-term debt	542	540	651	2	—	(109)	(17)
Total borrowed funds	$4,921	$4,886	$11,068	$35	1	$(6,147)	(56)

ZIONS BANCORPORATION, N.A.
Press Release – Page 6

Total deposits increased $3.3 billion, or 5%, from the prior year quarter, as a $12.8 billion increase in interest-bearing deposits was partially offset by a $9.5 billion decrease in noninterest-bearing demand deposits, as customers migrated to interest-bearing products in response to the higher interest rate environment.
At December 31, 2023, customer deposits (excluding brokered deposits) totaled $70.5 billion and included approximately $6.8 billion of reciprocal deposit products, where we distributed our customers’ deposits in a placement network to increase their FDIC insurance and in return we received a matching amount of deposits from other network banks.
Average total deposits decreased $1.7 billion, or 2%, relative to the prior year period, driven by the aforementioned decrease in average noninterest-bearing deposits as interest rates increased. Our loan-to-deposit ratio was 77%, compared with 78% in the prior year quarter.
Total borrowed funds, consisting primarily of secured borrowings, decreased $6.1 billion, or 56%, from the prior year quarter, largely due to an increase in interest-bearing deposits and a decrease in interest-earning assets. The decrease in long-term debt was due to the maturity of a senior note during the second quarter of 2023.

Shareholders’ Equity
				4Q23 - 3Q23		4Q23 - 4Q22
(In millions, except share data)	4Q23	3Q23	4Q22	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,731	1,726	1,754	5	—	(23)	(1)
Retained earnings	6,212	6,157	5,811	55	1	401	7
Accumulated other comprehensive income (loss)	(2,692)	(3,008)	(3,112)	316	11	420	13
Total shareholders’ equity	$5,691	$5,315	$4,893	$376	7	$798	16
Capital distributions:
Common dividends paid	$61	$61	$62	$—	—	$(1)	(2)
Bank common stock repurchased	—	—	50	—	NM	(50)	NM
Total capital distributed to common shareholders	$61	$61	$112	$—	—	$(51)	(46)

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,645	147,653	148,829	(8)	—%	(1,184)	(1)%
Common shares outstanding, at period end (in thousands)	148,153	148,146	148,664	7	—	(511)	—
The common stock dividend was $0.41 per share, unchanged from the fourth quarter of 2022. Common shares outstanding decreased 0.5 million, or 0.3%, from the fourth quarter of 2022, primarily due to common stock repurchases in the first quarter of 2023.
Accumulated other comprehensive income (loss) (“AOCI”) was $2.7 billion at December 31, 2023, and largely reflects a decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Although changes in AOCI are reflected in shareholders’ equity, they are excluded from regulatory capital, and therefore do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $6.9 billion, an increase of 6%, compared with $6.5 billion in the prior year period. The estimated CET1 capital ratio was 10.3%, compared with 9.8%. Tangible book value per common share increased to $28.30, compared with $22.79, primarily due to an increase in retained earnings and an improvement in AOCI largely due to paydowns on securities. For more information on non-GAAP financial measures, see pages 16-18.

ZIONS BANCORPORATION, N.A.
Press Release – Page 7

Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the fourth quarter results at 5:30 p.m. ET on January 22, 2024. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13743994, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $87 billion of total assets at December 31, 2023, and annual net revenue of $3.1 billion in 2023. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied. Forward-looking statements include, among others:
•Statements with respect to the beliefs, plans, objectives, goals, targets, commitments, designs, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Zions Bancorporation, National Association and its subsidiaries (collectively “Zions Bancorporation, N.A.,” “the Bank,” “we,” “our,” “us”); and
•Statements preceded or followed by, or that include the words “may,” “might,” “can,” “continue,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “forecasts,” “expect,” “intend,” “target,” “commit,” “design,” “plan,” “projects,” “will,” and the negative thereof and similar words and expressions.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although the following list is not comprehensive, important factors that may cause material differences include:
•The quality and composition of our loan and securities portfolios and the quality and composition of our deposits;
•The effects of newly enacted regulations affecting us and the banking industry, as well as changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks, and similar organizations, including those that result in decreases in revenue; increases in bank fees, insurance assessments and capital standards; and other regulatory requirements;
•Protracted congressional negotiations and political stalemates regarding government funding and other issues, including those that increase the possibility of government shutdowns, downgrades in U.S. credit ratings, or other economic disruptions;
•Changes in general industry, political and economic conditions, including continued elevated inflation, economic slowdown or recession, or other economic challenges; changes in interest and reference rates which could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses;

ZIONS BANCORPORATION, N.A.
Press Release – Page 8

•Securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital;
•The impact of bank closures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks;
•The possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and shareholders' equity, but not on our regulatory capital.
•Competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services, our ability to recruit and retain talent, and the impact of technological advancements, digital commerce, artificial intelligence, and other innovations affecting the banking industry;
•Our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives;
•Our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services;
•Our ability to develop and maintain technology, information security systems and controls designed to guard against fraud, cybersecurity, and privacy risks;
•Adverse media and other expressions of negative public opinion whether directed at us, other banks, the banking industry, or otherwise that may adversely affect our reputation and that of the banking industry generally;
•The effects of wars and geopolitical conflicts, such as the ongoing war between Russia and Ukraine and the escalating war in the Middle East, and other local, national, or international disasters, crises, or conflicts that may occur in the future;
•Natural disasters, pandemics, catastrophic events and other emergencies and incidents that may impact our and our customer's operations and business and communities; and
•Governmental and social responses to environmental, social, and governance issues, including those with respect to climate change.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2022 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9

FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
BALANCE SHEET [1]
Loans held for investment, net of allowance	$57,095	$56,212	$56,266	$55,713	$55,078
Total assets	87,203	87,269	87,230	88,573	89,545
Deposits	74,961	75,399	74,323	69,208	71,652
Total shareholders’ equity	5,691	5,315	5,283	5,184	4,893
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$116	$168	$166	$198	$277
Net interest income	583	585	591	679	720
Taxable-equivalent net interest income [2]	593	596	602	688	730
Total noninterest income	148	180	189	160	153
Total noninterest expense	581	496	508	512	471
Pre-provision net revenue [2]	160	280	283	336	412
Adjusted pre-provision net revenue [2]	262	272	296	341	420
Provision for credit losses	—	41	46	45	43
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$0.78	$1.13	$1.11	$1.33	$1.84
Dividends	0.41	0.41	0.41	0.41	0.41
Book value per common share [1]	35.44	32.91	32.69	32.03	29.95
Tangible book value per common share [1,2]	28.30	25.75	25.52	24.85	22.79
Weighted average share price	35.95	34.67	27.51	45.57	49.85
Weighted average diluted common shares outstanding (in thousands)	147,645	147,653	147,696	148,038	148,829
Common shares outstanding (in thousands) [1]	148,153	148,146	148,144	148,100	148,664
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.57%	0.80%	0.79%	0.91%	1.27%
Return on average common equity	9.2%	13.5%	13.8%	17.4%	25.4%
Return on average tangible common equity [2]	11.8%	17.3%	17.8%	22.7%	33.4%
Net interest margin	2.91%	2.93%	2.92%	3.33%	3.53%
Cost of total deposits	2.06%	1.92%	1.27%	0.47%	0.20%
Efficiency ratio [2]	65.1%	64.4%	62.5%	59.9%	52.9%
Effective tax rate [3]	16.0%	23.2%	22.6%	27.7%	20.9%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.39%	0.38%	0.29%	0.31%	0.27%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.06%	0.10%	0.09%	—%	(0.02)%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.26%	1.30%	1.25%	1.20%	1.14%
Full-time equivalent employees	9,679	9,984	10,103	10,064	9,989
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	4.9%	4.4%	4.4%	4.2%	3.8%
Common equity tier 1 capital [4]	$6,863	$6,803	$6,692	$6,582	$6,481
Risk-weighted assets [4]	$66,934	$66,615	$66,917	$66,274	$66,111
Common equity tier 1 capital ratio [4]	10.3%	10.2%	10.0%	9.9%	9.8%
Tier 1 risk-based capital ratio [4]	10.9%	10.9%	10.7%	10.6%	10.5%
Total risk-based capital ratio [4]	12.8%	12.8%	12.5%	12.4%	12.2%
Tier 1 leverage ratio [4]	8.3%	8.3%	8.0%	7.8%	7.7%
1 At period end.
2 For information on non-GAAP financial measures, see pages 16-18.
3 The increase in the effective tax rate at March 31, 2023 and the decrease at December 31, 2023 was the result of changes in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$716	$700	$701	$607	$657
Money market investments:
Interest-bearing deposits	1,488	1,704	1,531	2,727	1,340
Federal funds sold and security resell agreements	937	1,427	781	688	2,426
Investment securities:
Held-to-maturity[1], at amortized cost	10,382	10,559	10,753	10,961	11,126
Available-for-sale, at fair value	10,300	10,148	10,832	11,594	11,915
Trading account, at fair value	48	31	32	12	465
Total securities, net of allowance	20,730	20,738	21,617	22,567	23,506
Loans held for sale	53	41	36	5	8
Loans and leases, net of unearned income and fees	57,779	56,893	56,917	56,331	55,653
Less allowance for loan losses	684	681	651	618	575
Loans held for investment, net of allowance	57,095	56,212	56,266	55,713	55,078
Other noninterest-bearing investments	950	929	956	1,169	1,130
Premises, equipment and software, net	1,400	1,410	1,414	1,411	1,408
Goodwill and intangibles	1,059	1,060	1,062	1,063	1,065
Other real estate owned	6	7	3	6	3
Other assets	2,769	3,041	2,863	2,617	2,924
Total assets	$87,203	$87,269	$87,230	$88,573	$89,545
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$26,244	$26,733	$28,670	$30,974	$35,777
Interest-bearing:
Savings and money market	38,721	37,090	33,394	30,897	33,566
Time	9,996	11,576	12,259	7,337	2,309
Total deposits	74,961	75,399	74,323	69,208	71,652
Federal funds purchased and other short-term borrowings	4,379	4,346	5,513	12,124	10,417
Long-term debt	542	540	538	663	651
Reserve for unfunded lending commitments	45	57	60	60	61
Other liabilities	1,585	1,612	1,513	1,334	1,871
Total liabilities	81,512	81,954	81,947	83,389	84,652
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,731	1,726	1,722	1,715	1,754
Retained earnings	6,212	6,157	6,051	5,949	5,811
Accumulated other comprehensive income (loss)	(2,692)	(3,008)	(2,930)	(2,920)	(3,112)
Total shareholders’ equity	5,691	5,315	5,283	5,184	4,893
Total liabilities and shareholders’ equity	$87,203	$87,269	$87,230	$88,573	$89,545
[1] Held-to-maturity (fair value)	$10,466	$10,049	$10,768	$11,210	$11,239
[2] Common shares (issued and outstanding)	148,153	148,146	148,144	148,100	148,664

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Interest income:
Interest and fees on loans	$848	$831	$791	$726	$656
Interest on money market investments	48	35	48	57	39
Interest on securities	144	144	138	137	140
Total interest income	1,040	1,010	977	920	835
Interest expense:
Interest on deposits	395	366	220	82	38
Interest on short- and long-term borrowings	62	59	166	159	77
Total interest expense	457	425	386	241	115
Net interest income	583	585	591	679	720
Provision for credit losses:
Provision for loan losses	12	44	46	46	31
Provision for unfunded lending commitments	(12)	(3)	—	(1)	12
Total provision for credit losses	—	41	46	45	43
Net interest income after provision for credit losses	583	544	545	634	677
Noninterest income:
Commercial account fees	43	43	45	43	41
Card fees	26	26	25	24	27
Retail and business banking fees	17	17	16	16	16
Loan-related fees and income	16	23	19	21	19
Capital markets fees	19	18	27	17	22
Wealth management fees	14	15	14	15	14
Other customer-related fees	15	15	16	15	14
Customer-related noninterest income	150	157	162	151	153
Fair value and nonhedge derivative income (loss)	(9)	7	1	(3)	(4)
Dividends and other income (loss)	8	12	26	11	9
Securities gains (losses), net	(1)	4	—	1	(5)
Total noninterest income	148	180	189	160	153
Noninterest expense:
Salaries and employee benefits	301	311	324	339	304
Technology, telecom, and information processing	65	62	58	55	51
Occupancy and equipment, net	38	42	40	40	40
Professional and legal services	17	16	16	13	15
Marketing and business development	11	10	13	12	11
Deposit insurance and regulatory expense	109	20	22	18	14
Credit-related expense	7	6	7	6	8
Other	33	29	28	29	28
Total noninterest expense	581	496	508	512	471
Income before income taxes	150	228	226	282	359
Income taxes	24	53	51	78	75
Net income	126	175	175	204	284
Preferred stock dividends	(10)	(7)	(9)	(6)	(7)
Net earnings applicable to common shareholders	$116	$168	$166	$198	$277
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,640	147,648	147,692	148,015	148,739
Diluted shares (in thousands)	147,645	147,653	147,696	148,038	148,829
Net earnings per common share:
Basic	$0.78	$1.13	$1.11	$1.33	$1.84
Diluted	0.78	1.13	1.11	1.33	1.84

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial:
Commercial and industrial [1]	$16,684	$16,341	$16,622	$16,500	$16,377
Leasing	383	373	388	385	386
Owner occupied	9,219	9,273	9,328	9,317	9,371
Municipal	4,302	4,221	4,354	4,374	4,361
Total commercial	30,588	30,208	30,692	30,576	30,495
Commercial real estate:
Construction and land development	2,669	2,575	2,498	2,313	2,513
Term	10,702	10,565	10,406	10,585	10,226
Total commercial real estate	13,371	13,140	12,904	12,898	12,739
Consumer:
Home equity credit line	3,356	3,313	3,291	3,276	3,377
1-4 family residential	8,415	8,116	7,980	7,692	7,286
Construction and other consumer real estate	1,442	1,510	1,434	1,299	1,161
Bankcard and other revolving plans	474	475	466	459	471
Other	133	131	150	131	124
Total consumer	13,820	13,545	13,321	12,857	12,419
Total loans and leases	$57,779	$56,893	$56,917	$56,331	$55,653
1 Commercial and industrial loan balances include PPP loans of $77 million, $106 million, $126 million, $159 million, and $197 million for the respective periods presented.

Nonperforming Assets
(Unaudited)

(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Nonaccrual loans [1]	$222	$216	$162	$171	$149
Other real estate owned	6	3	2	2	—
Total nonperforming assets	$228	$219	$164	$173	$149
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.39%	0.38%	0.29%	0.31%	0.27%
Accruing loans past due 90 days or more	$3	$16	$7	$2	$6
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.03%	0.01%	—%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$225	$232	$169	$173	$155
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.40%	0.41%	0.30%	0.31%	0.28%
Accruing loans past due 30-89 days	$86	$86	$59	$79	$93
Classified loans	825	769	768	912	929
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Allowance for Loan and Lease Losses
Balance at beginning of period [1]	$681	$651	$618	$572	$541
Provision for loan losses	12	44	46	46	31
Loan and lease charge-offs	13	20	22	7	9
Less: Recoveries	4	6	9	7	12
Net loan and lease charge-offs (recoveries)	9	14	13	—	(3)
Balance at end of period	$684	$681	$651	$618	$575
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.18%	1.20%	1.14%	1.10%	1.03%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	308%	342%	402%	361%	386%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.06%	0.10%	0.09%	—%	(0.02)%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$57	$60	$60	$61	$49
Provision for unfunded lending commitments	(12)	(3)	—	(1)	12
Balance at end of period	$45	$57	$60	$60	$61
Allowance for Credit Losses
Allowance for loan losses	$684	$681	$651	$618	$575
Reserve for unfunded lending commitments	45	57	60	60	61
Total allowance for credit losses	$729	$738	$711	$678	$636
Ratio of ACL to loans[1] and leases outstanding, at period end	1.26%	1.30%	1.25%	1.20%	1.14%
1 The beginning balance at March 31, 2023 for the allowance for loan losses does not agree to its respective ending balance at December 31, 2022 because of the adoption of the new accounting standard related to loan modifications to borrowers experiencing financial difficulties.
2 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Loans held for sale	$—	$17	$—	$—	$—
Commercial:
Commercial and industrial	$82	$59	$71	$77	$63
Leasing	2	—	—	—	—
Owner occupied	20	27	29	33	24
Municipal	—	—	—	—	—
Total commercial	104	86	100	110	87
Commercial real estate:
Construction and land development	22	22	—	—	—
Term	39	40	13	16	14
Total commercial real estate	61	62	13	16	14
Consumer:
Home equity credit line	17	16	12	11	11
1-4 family residential	40	35	37	34	37
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	—	—	—	—
Other	—	—	—	—	—
Total consumer	57	51	49	45	48
Total nonaccrual loans	$222	$216	$162	$171	$149

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial:
Commercial and industrial	$7	$8	$14	$(2)	$(4)
Leasing	—	—	—	—	—
Owner occupied	—	(1)	—	(1)	—
Municipal	—	—	—	—	—
Total commercial	7	7	14	(3)	(4)
Commercial real estate:
Construction and land development	—	1	—	—	—
Term	—	2	—	—	—
Total commercial real estate	—	3	—	—	—
Consumer:
Home equity credit line	—	2	—	(1)	—
1-4 family residential	—	—	(2)	2	—
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	2	2	1	2	1
Other	—	—	—	—	—
Total consumer loans	2	4	(1)	3	1
Total net charge-offs (recoveries)	$9	$14	$13	$—	$(3)

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	December 31, 2023		September 30, 2023		December 31, 2022
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,590	5.52%	$1,539	5.52%	$1,264	3.67%
Federal funds sold and security resell agreements	1,704	5.91%	874	6.13%	2,571	4.13%
Total money market investments	3,294	5.72%	2,413	5.74%	3,835	3.98%
Securities:
Held-to-maturity	10,448	2.22%	10,625	2.21%	6,463	2.22%
Available-for-sale	10,013	3.48%	10,606	3.24%	16,743	2.45%
Trading account	39	4.80%	20	4.65%	262	4.72%
Total securities	20,500	2.84%	21,251	2.73%	23,468	2.42%
Loans held for sale	32	5.77%	46	4.89%	22	2.72%
Loans and leases:[2]
Commercial	30,219	5.81%	30,535	5.69%	30,056	4.63%
Commercial real estate	13,264	7.19%	13,016	7.14%	12,547	5.90%
Consumer	13,662	5.02%	13,417	4.92%	12,073	4.14%
Total loans and leases	57,145	5.94%	56,968	5.84%	54,676	4.81%
Total interest-earning assets	80,971	5.15%	80,678	5.02%	82,001	4.09%
Cash and due from banks	739		712		638
Allowance for credit losses on loans and debt securities	(681)		(651)		(546)
Goodwill and intangibles	1,060		1,061		1,036
Other assets	5,644		5,523		5,770
Total assets	$87,733		$87,323		$88,899
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$37,941	2.71%	$35,346	2.42%	$34,386	0.37%
Time	11,132	4.84%	12,424	4.81%	1,856	1.31%
Total interest-bearing deposits	49,073	3.19%	47,770	3.04%	36,242	0.42%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,774	5.38%	1,770	5.31%	2,773	3.68%
Other short-term borrowings	2,282	5.16%	2,233	4.95%	4,110	3.89%
Long-term debt	541	6.06%	539	5.37%	648	6.24%
Total borrowed funds	4,597	5.35%	4,542	5.14%	7,531	4.01%
Total interest-bearing liabilities	53,670	3.38%	52,312	3.22%	43,773	1.04%
Noninterest-bearing demand deposits	26,851		27,873		38,013
Other liabilities	1,792		1,760		2,343
Total liabilities	82,313		81,945		84,129
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	4,980		4,938		4,330
Total shareholders’ equity	5,420		5,378		4,770
Total liabilities and shareholders’ equity	$87,733		$87,323		$88,899
Spread on average interest-bearing funds		1.77%		1.80%		3.05%
Impact of net noninterest-bearing sources of funds		1.14%		1.13%		0.48%
Net interest margin		2.91%		2.93%		3.53%
Memo: total cost of deposits		2.06%		1.92%		0.20%
Memo: total deposits and interest-bearing liabilities	$80,521	2.25%	$80,185	2.10%	$81,786	0.56%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures allows investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Net earnings applicable to common shareholders (GAAP)		$116	$168	$166	$198	$277
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	1	—
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$117	$169	$167	$199	$277
Average common equity (GAAP)		$4,980	$4,938	$4,818	$4,614	$4,330
Average goodwill and intangibles		(1,060)	(1,061)	(1,063)	(1,064)	(1,036)
Average tangible common equity (non-GAAP)	(b)	$3,920	$3,877	$3,755	$3,550	$3,294
Number of days in quarter	(c)	92	92	91	90	92
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	11.8%	17.3%	17.8%	22.7%	33.4%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 6.7%, 9.9%, 10.0%, 12.3%, and 16.9% for the periods presented, respectively.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Total shareholders’ equity (GAAP)		$5,691	$5,315	$5,283	$5,184	$4,893
Goodwill and intangibles		(1,059)	(1,060)	(1,062)	(1,063)	(1,065)
Tangible equity (non-GAAP)	(a)	4,632	4,255	4,221	4,121	3,828
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$4,192	$3,815	$3,781	$3,681	$3,388
Total assets (GAAP)		$87,203	$87,269	$87,230	$88,573	$89,545
Goodwill and intangibles		(1,059)	(1,060)	(1,062)	(1,063)	(1,065)
Tangible assets (non-GAAP)	(c)	$86,144	$86,209	$86,168	$87,510	$88,480
Common shares outstanding (in thousands)	(d)	148,153	148,146	148,144	148,100	148,664
Tangible equity ratio (non-GAAP) [1]	(a/c)	5.4%	4.9%	4.9%	4.7%	4.3%
Tangible common equity ratio (non-GAAP)	(b/c)	4.9%	4.4%	4.4%	4.2%	3.8%
Tangible book value per common share (non-GAAP)	(b/d)	$28.30	$25.75	$25.52	$24.85	$22.79
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allows for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022

Noninterest expense (GAAP)	(a)	$581	$496	$508	$512	$471
Adjustments:
Severance costs		—	—	13	1	—
Amortization of core deposit and other intangibles		2	2	1	2	—
Restructuring costs		—	1	—	—	—
SBIC investment success fee accrual [1]		—	—	—	—	(1)
FDIC special assessment		90	—	—	—	—
Total adjustments	(b)	92	3	14	3	(1)
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$489	$493	$494	$509	$472

Net interest income (GAAP)	(d)	$583	$585	$591	$679	$720
Fully taxable-equivalent adjustments	(e)	10	11	11	9	10
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	593	596	602	688	730
Noninterest income (GAAP)	(g)	148	180	189	160	153
Combined income (non-GAAP)	(f+g)=(h)	741	776	791	848	883
Adjustments:
Fair value and nonhedge derivative income (loss)		(9)	7	1	(3)	(4)
Securities gains (losses), net		(1)	4	—	1	(5)
Total adjustments [2]	(i)	(10)	11	1	(2)	(9)
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$751	$765	$790	$850	$892

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$160	$280	$283	$336	$412
Adjusted PPNR (non-GAAP)	(j)-(c)	262	272	296	341	420
Efficiency ratio (non-GAAP)	(c/j)	65.1%	64.4%	62.5%	59.9%	52.9%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments, which are excluded through securities gains (losses), net.
2 Excluding the $13 million gain on sale of bank-owned premises recorded in dividends and other income, the efficiency ratio for the three months ended June 30, 2023 would have been 63.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Twelve Months Ended
(Dollar amounts in millions)		December 31, 2023	December 31, 2022

Noninterest expense (GAAP)	(a)	$2,097	$1,878
Adjustments:
Severance costs		14	1
Other real estate expense		—	1
Amortization of core deposit and other intangibles		7	1
Restructuring costs		1	—
SBIC investment success fee accrual [1]		—	(1)
FDIC special assessment		90	—
Total adjustments	(b)	112	2
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,985	$1,876

Net interest income (GAAP)	(d)	$2,438	$2,520
Fully taxable-equivalent adjustments	(e)	41	37
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	2,479	2,557
Noninterest income (GAAP)	(g)	677	632
Combined income (non-GAAP)	(f+g)=(h)	3,156	3,189
Adjustments:
Fair value and nonhedge derivative income (loss)		(4)	16
Securities gains (losses), net		4	(15)
Total adjustments	(i)	—	1
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$3,156	$3,188

Pre-provision net revenue (PPNR)	(h)-(a)	$1,059	$1,311
Adjusted PPNR (non-GAAP)	(j)-(c)	1,171	1,312
Efficiency ratio (non-GAAP)	(c/j)	62.9%	58.8%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments, which are excluded through securities gains (losses), net.